EXHIBIT 99.2

Medco Health Solutions, Inc.

100 Parsons Pond Drive

Franklin Lakes, NJ 07417

Tel: 201.269.3400

August 8, 2003

TO:	BOARD OF DIRECTOR NOMINEES

FROM:	DAVID S. MACHLOWITZ

SUBJECT:	BLACKOUT PERIODS DURING MEDCO HEALTH SPIN-OFF

As you may be aware, Merck & Co., Inc. announced that on August 19, 2003, the common stock of Medco Health Solutions, Inc. will be distributed to Merck stockholders of record as of August 12, 2003. In connection with the distribution, there will be brief “blackout” periods during which plan participants in Medco Health’s stock incentive plan and 401(k) savings plan will not be able to engage in activities involving Merck or Medco Health common stock. These blackout periods are necessary in order to allow plan recordkeepers to make spin-off-related adjustments.

Pursuant to the Sarbanes-Oxley Act, during a blackout period that affects employee savings plans, executive officers and directors of the company are prohibited from trading Medco Health common stock acquired through company plans. This would also include Medco Health stock distributed with respect to Merck stock acquired under a Merck or Medco Health plan. In addition, option grants may not be made during this blackout period.

Medco Health has adopted a policy which restricts trading activity by executive officers and directors to the “window periods” that follow quarterly earnings announcements. Although the blackout periods will fall outside a trading window, we have nevertheless provided notice of the Sarbanes-Oxley blackout to our executive officers. Further, we believe it is important for you to receive this notice now, before your election to the Board, so that you are prepared for the restrictions that will be in place during your first days as a director. The notice contains specific information regarding the blackout period. In addition, we are required to file this notice with the Securities Exchange Commission as part of a Form 8-K.

We expect the following blackout periods to occur with respect to the employee plans:

Savings Plan Blackout Period

The savings plans blackout period will begin at 4 p.m. ET (market close) on August 18, 2003 and will end sometime on August 22, 2003. During the blackout period, participants will be unable to make any changes or request any transactions related to the Merck Common Stock Fund and the new Medco Health Common Stock Fund.

Stock Option Plan Blackout Period

The stock option blackout period under the Merck stock option plan will begin at 4 p.m. ET (market close) on August 15, 2003 and is expected to end at 8 a.m. on August 26, 2003. During the stock option blackout period, Merck option holders will be unable to exercise any Merck stock options, even through the cash purchase method (i.e., where no shares are sold to cover the exercise price or any associated withholding taxes).

Medco Health options are expected to be granted on August 26th after the close of the blackout period. Salomon Smith Barney stock option administration will be available after the market close on that date. Information regarding your Salomon Smith Barney account will be sent to you shortly.

Contact Information

If you have any questions about the blackout periods, please feel free to call Colleen McIntosh (201 269-6017), Ed Fargis (201 269-5869) or me. Thank you.

cc:	Edward Fargis
Colleen M. McIntosh
Peter Sherman